Exhibit n1
Consent of Independent Registered Public Accounting Firm
Prospect Capital Corporation
New York, New York
We hereby consent to the use in the Registration Statement dated March 14, 2011, of our report dated August 30, 2010, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.
We also consent to the use of our report dated August 30, 2010, relating to the information contained under Senior Securities on Page 64 of this Registration Statement, which is contained as Exhibit (n) (2) to the Registration Statement.
/s/ BDO USA, LLP
BDO USA, LLP
New York, New York
March 14, 2011